CONSENT OF GOWLING WLG

October 20, 2022

The Real Brokerage Inc.

133 Richmond Street West

Suite 302

Toronto, Ontario

M5H 2L3

Canada

Dear Ladies and Gentlemen:

Re: Registration Statement on Form F-10 of The Real Brokerage Inc.

We have acted as Canadian counsel to The Real Brokerage Inc. (the "Registrant") in connection with amendment No. 2 to the registration statement on Form F-10 (the "Registration Statement") filed on October 20, 2022 by the Registrant with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

We acknowledge that we are referred to under the headings "Legal Matters" in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.

Yours very truly,

/s/ Gowling WLG

Gowling WLG

Gowling WLG (Canada) LLP Suite 1600, 1 First Canadian Place 100 King Street West Toronto ON M5X 1G5 Canada	T +1 416 862 7525 F +1 416 862 7661 gowlingwlg.com	Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.